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                    ALLIANCE BOND FUND, INC.

                      ARTICLES OF AMENDMENT

         ALLIANCE BOND FUND, INC., a Maryland corporation having

its principal office in the City of Baltimore (hereinafter called the "Corporation"), certifies that:

         FIRST:    The charter of the Corporation is amended by

reclassifying all of the shares of High-Grade Portfolio Common

Stock as shares of Monthly Income Portfolio Common Stock.

         SECOND:   Upon effectiveness of this amendment to the

Charter:

              (a)  All of the existing assets and liabilities of

the High-Grade Portfolio shall be conveyed, transferred and

delivered to the Monthly Income Portfolio and shall become assets and liabilities belonging to the Monthly Income Portfolio;

              (b)  All of the outstanding shares of the High-

Grade Portfolio Common Stock will be reclassified into that

number of full and fractional shares of Monthly income Portfolio

Common Stock, par value $.10 per share, determined by multiplying each share of High-Grade Portfolio Common stock by the exchange ratio computed as set forth below, the product of such

multiplication to be rounded to the nearest one thousand of a full share.  The exchange ratio shall be the number determined by dividing the net asset value per share of High-Grade Portfolio

Common Stock by the net asset value per share of the Monthly

Income Portfolio Common Stock, in each case determined as of the




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close of business on the last business day preceding the

effectiveness of this amendment.  Such exchange ratio shall be rounded to the nearest ten thousandth;

              (c)  Open accounts on the share records of the

Monthly Income Portfolio in the name of each stockholder of High-

Grade Portfolio Common Stock shall be established representing the appropriate number of shares of Monthly Income Portfolio

Common Stock deemed to be owned by each such stockholder as a result of the reclassification.

         THIRD:    This amendment shall not increase the

authorized capital stock of the Corporation.  The amendment

reclassifies the 10,000,000 authorized shares of High-Grade

Portfolio Common Stock as 10,000,000 additional shares of Monthly

Income Portfolio Common Stock but does not amend the description of any class of stock as set forth in the Charter.

         FOURTH:   The amendment to the charter of the

Corporation as hereinabove set forth has been duly advised by the

Board of Directors and approved by the stockholders of the

Corporation.

         FIFTH:    The effective date of these Articles of

Amendment shall be December 27, 1989.

         IN WITNESS WHEREOF, ALLIANCE BOND FUND, INC. has caused

these Articles of Amendment to be signed in its name and on its behalf by its President, and attested by its Secretary, on the

15th day of December, 1989.




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         The President acknowledges these Articles of Amendment

to be the corporate act of the Corporation and states that to the best of his or her knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects and that this statement is made under the penalties of perjury.



ATTEST:                      ALLIANCE BOND FUND, INC.


/s/ Edmund P. Bergan, Jr.    By: /s/ Aiden E., Hatton, Jr.
_________________________        __________________________
    Edmund P. Bergan, Jr.        Aiden E. Hatton, Jr.
    Secretary                    President
































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